EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Shares of The NASDAQ OMX Group, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement this 24th day of January, 2011.

INVESTOR AB

By:	/s/ Petra Hedengran
Name:	Petra Hedengran
Title:	Managing Director and General Counsel

By:	/s/ Johan Bygge
Name:	Johan Bygge
Title:	Chief Financial Officer

DUBA AB

By:	/s/ Johan Bygge
Name:	Johan Bygge
Title:	Chairman

By:	/s/ Anders Eckerwall
Name:	Anders Eckerwall
Title:	Director

INVESTOR TRADING AB

By:	/s/ Johan Bygge
Name:	Johan Bygge
Title:	Managing Director

By:	/s/ Anders Eckerwall
Name:	Anders Eckerwall
Title:	Director

Signature Page to Joint Filing Agreement